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                                                                    EXHIBIT 10.3

                                                                  EXECUTION COPY

                              EMPLOYMENT AGREEMENT

     This Employment Agreement (the "Agreement") by and between Conrad Industries, Inc., a Delaware corporation (the "Company"), and Lewis J. Derbes, Jr. ("Executive") is hereby entered into effective as of September 3, 2002 (the "Effective Date").

                                    RECITALS

     WHEREAS, the Company desires to employ Executive, and Executive desires to be employed by the Company, all on the terms and conditions set forth in this Agreement;

     NOW, THEREFORE, in consideration of the mutual promises, terms, covenants and conditions set forth herein and the performance of each, it is hereby agreed as follows:

                                   AGREEMENTS

     1.   Employment and Duties.

          (a) Effective on September 30, 2002 (the "Start Date"), the Company shall employ Executive as the Vice President and Chief Financial Officer of the Company. As such, Executive shall have responsibilities, duties and authority reasonably accorded to, expected of and consistent with Executive's positions as the Vice President and Chief Financial Officer of the Company. Executive hereby accepts this employment upon the terms and conditions herein contained and, subject to paragraph 1(c), agrees to devote substantially all of his time, attention and efforts during normal business hours to promote and further the business and interests of the Company and its affiliates.

          (b) Executive shall faithfully adhere to, execute and fulfill all lawful policies established by the Company.

          (c) Executive shall not, during the term of his employment hereunder, engage in any other business activity pursued for gain, profit or other pecuniary advantage if such activity interferes in any material respect with Executive's duties and responsibilities hereunder. The foregoing limitations shall not be construed as prohibiting Executive from making personal investments in such form or manner as will neither require his services in the operation or affairs of the companies or enterprises in which such investments are made nor violate the terms of paragraph 3 hereof.

     2. Compensation. For all services rendered by Executive, the Company shall compensate Executive as follows:

          (a) Base Salary. The base salary payable to Executive during the term of his employment hereunder, commencing on the Start Date, shall be $140,000 per year, payable in accordance with the Company's payroll procedures for executives, but not less frequently than monthly. Such base salary may be increased from time to time, at the discretion of the Board of Directors of the Company (the "Board"), in light of the

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     Executive's position, responsibilities and performance, and, as increased from time to time, may not be reduced.

          (b) Company Stock. Effective on the Start Date, the Company shall grant to Executive 2,500 shares of common stock of the Company ("Company Stock"), subject to the following terms:

               (i) Executive shall not be immediately vested in any of the shares of the Company Stock;

               (ii) Executive shall vest in 100% of the shares of Company Stock (the "Nonvested Shares") on the anniversary of the Start Date as long as Executive continues to be an employee of the Company, subject to the further provisions of this Agreement;

               (iii) Executive shall become automatically 100% vested in the Nonvested Shares immediately prior to a "Change in Control" of the Company, as such term is defined in the Conrad Industries, Inc. 2002 Stock Plan (a "Change in Control");

               (iv) prior to becoming vested, the Nonvested Shares may not be transferred (except by will or the laws of descent and distribution), pledged or encumbered in any manner by Executive;

               (v) all distributions made by the Company with respect to the Nonvested Shares (cash, stock or other property), and any shares issued upon a stock split or stock dividend or by the Company in exchange for the Nonvested Shares shall be subject to the same restrictions applicable to the Nonvested Shares as set forth in this Agreement; and

               (vi) the Company may place such legends on the certificate for the Nonvested Shares evidencing the restrictions provided herein as it deems appropriate.

          (c) Options. On the Start Date, the Company will grant Executive options pursuant to the Conrad Industries, Inc. 2002 Stock Plan (the "Plan") to purchase 25,000 shares of Company Stock, which options shall vest in three equal annual installments on the first, second and third anniversary of the Start Date, with an exercise price equal to the fair market value of the Company Stock on the grant date, and having other terms and conditions substantially similar to options granted to other executive officers of the Company. The options shall be incentive stock options for the maximum number that shall qualify as incentive stock options, and the balance shall be nonqualified stock options. In the event of a Change in Control, all such options automatically shall become fully vested immediately prior to such Change in Control (or such earlier time as set by the Board or committee administering the Plan).

          (d) Bonus. Executive shall be eligible to participate in any executive bonus programs maintained by the Company.

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          (e)  Executive Perquisites, Benefits and Other Compensation. Executive
     shall be entitled to receive additional benefits and compensation from the Company in such form and to such extent as specified below:

               (i) Executive shall be entitled to an automobile allowance of $525 per month. The Company will reimburse Executive for all fuel and maintenance and will provide Executive with automobile insurance;

               (ii) Executive shall be promptly reimbursed for all business travel and other out-of-pocket expenses reasonably incurred by Executive in the performance of his duties pursuant to this Agreement and in accordance with the Company's policy for executives of the Company. All such expenses shall be appropriately documented in reasonable detail by Executive upon submission of any request for reimbursement, and in a format and manner consistent with the Company's expense reporting policy;

               (iii) Executive shall, subject to the satisfaction of any general eligibility criteria, be eligible to participate in all compensation and benefit plans and programs as are maintained from time to time for executives of the Company. Employee benefit plans maintained by the Company as of the Effective Date are listed on Appendix B attached hereto. The Company undertakes no obligation to continue any such plans in effect. If Executive is ineligible to participate in the Company's health insurance program, the Company shall provide Executive with health insurance similar to the Company's program as may be from time to time in effect;

               (iv) Executive shall be entitled to vacation in accordance with the Company's policy; and

               (v) the Company shall provide Executive with such other perquisites as may be deemed appropriate for Executive by the Board.

     3.   Non-Competition Agreement.

          (a) Executive recognizes that the Company's willingness to enter into this Agreement is based in material part on Executive's agreement to the provisions of this paragraph 3 and that Executive's breach of the provisions of this paragraph 3 could materially damage the Company. Subject to the further provisions of this Agreement, Executive will not, during the term of his employment with the Company, and for a period of one year immediately following the termination of such employment for any reason whatsoever, except as may be set forth herein, directly or indirectly:

               (i) carry on or engage in any business in direct competition with the construction, conversion or repair of marine vessels or the fabrication of modular components for offshore drilling rigs or floating production, storage and offloading vessels (collectively, the "Businesses") of the Company or any subsidiary of the Company (collectively, the "Companies") in any State of the United States or other jurisdiction, or specified portions thereof, in which the

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          Executive regularly (a) makes contact with customers of the Company or any of its subsidiaries, (b) conducts the business of the Company or any of its subsidiaries or (c) supervises the activities of other employees of the Company or its subsidiaries, as identified in Appendix "A" attached hereto and forming a part of this Agreement, so long as the Company or any of its subsidiaries carries on any of the Businesses therein (collectively the "Territory");

               (ii) call upon any person who is, at that time, an employee of any of the Companies for the purpose or with the intent of enticing such employee away from or out of the employ of any of the Companies;

               (iii) call upon any customer of any of the Companies within the Territory for the purpose of soliciting or selling products or services in direct competition with any of the Companies within the Territory;

               (iv) call upon any prospective acquisition candidate, on Executive's own behalf or on behalf of any competitor, which candidate was, to Executive's knowledge after due inquiry, either called upon by any of the Companies or for which any of the Companies made an acquisition analysis, for the purpose of acquiring such entity; or

               (v) disclose customers, whether in existence or proposed, of any of the Companies to any person, firm, partnership, corporation or business for any reason or purpose whatsoever except to the extent that any of the Companies has in the past disclosed such information to the public for valid business reasons.

          Notwithstanding the above, the foregoing covenant shall not be deemed to prohibit Executive from acquiring as in investment (i) not more than 1% of the capital stock of a competing business, whose stock is traded on a national securities exchange, the Nasdaq Stock Market or similar market or
     (ii) not more than 5% of the capital stock of a competing business whose stock is not publicly traded unless the Board consents to such acquisition.

          Executive agrees that he will from time to time upon the Company's request promptly execute any supplement, amendment, restatement or modification of Appendix "A" as may be necessary or appropriate to correctly reflect the jurisdictions which, at the time of such modification, should be covered by Appendix "A" and this Paragraph 3. Furthermore, Executive agrees that all references to Appendix "A" in this Agreement shall be deemed to refer to Appendix "A" as so supplemented, amended, restated or otherwise modified from time to time.

          (b) Because of the difficulty of measuring economic losses to the Company as a result of a breach of the foregoing covenant, and because of the immediate and irreparable damage that could be caused to the Company for which it would have no other adequate remedy, Executive agrees that the foregoing covenant may be enforced by the Company, in the event of breach by him, by injunctions and restraining orders.

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     Executive further agrees to waive any requirement for the Company's securing or posting of any bond in connection with such remedies.

          (c) It is agreed by the parties that the foregoing covenants in this Paragraph 3 impose a reasonable restraint on Executive in light of the activities and business of the Companies on the date of the execution of this Agreement and the current plans of the Companies.

          (d) It is further agreed by the parties hereto that, in the event that Executive shall cease to be employed by the Company and shall enter into a business or pursue other activities not in competition with the Businesses of the Companies or similar activities or businesses in locations the operation of which, under such circumstances, does not violate clause (a)(i) of this paragraph 3, and in any event such new business, activities or location are not in violation of this paragraph 3 or of Executive's obligations under this paragraph 3, if any, Executive shall not be chargeable with a violation of this paragraph 3 if the Companies shall thereafter enter the same, similar or a competitive (i) business, (ii) course of activities or (iii) location, as applicable.

          (e) The covenants in this paragraph 3 are severable and separate, and the enforceability of any specific covenant shall not affect the provisions of any other covenant. Moreover, in the event any court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth are unenforceable, then it is the intention of the parties that such restrictions be enforced to the fullest extent permitted by law, and the Agreement shall thereby be reformed.

          (f) All of the covenants in this Paragraph 3 shall be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of Executive against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of such covenants.

          (g) The Company and Executive hereby agree that this covenant is a material and substantial part of this Agreement.

          (h) Executive acknowledges that the payments provided under paragraph 4(d), (relating to termination without Cause or termination for Good Reason) are conditioned upon Executive fulfilling the noncompetition and nondisclosure provisions of this Agreement. In addition, such payments are conditioned upon Executive refraining, for a one-year period after termination of employment, from carrying on or engaging in, as an employee, officer, director, shareholder, owner, partner, joint venturer, or in a managerial capacity, whether as an executive, independent contractor, consultant or advisor, or as a sales representative or otherwise, any business in direct competition with the Businesses of the Companies in the Territory, to the extent such activity is not prohibited by paragraph 3(a). In the event Executive shall at any time materially breach any noncompetition or nondisclosure agreements contained in this Agreement, including the agreements in this paragraph 3(h), the Company may cancel payments otherwise due under paragraph 4(d) during the period of such breach. Executive acknowledges that any

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     such elimination of payments would be an exercise of the Company's right to terminate its performance hereunder upon Executive's breach of this Agreement and such elimination of payments would not constitute and shall not be characterized as the imposition of liquidated damages.

          (i) Any dispute regarding the reasonableness of the covenants and agreements set forth in this paragraph 3 or the territorial scope or duration thereof or the remedies available to the Company upon any breach of such covenants and agreements, shall be governed by and interpreted in accordance with the laws of the State of United States or other jurisdiction in which the alleged prohibited competing activity or disclosure occurs, and with respect to each such dispute, the Company and Executive each hereby irrevocably consent to the exclusive jurisdiction of the state and federal courts sitting in the relevant State (or, in the case of any jurisdiction outside the United States, the relevant courts of such jurisdiction) for resolution of such dispute, and agree to be irrevocably bound by any judgment rendered thereby in connection with such dispute, and further agree that service of process may be made upon him or it in any legal proceeding related to this paragraph 3 and/or Appendix "A" by any means allowed under the laws of such jurisdiction. Each party irrevocably waives any objection he or it may have as to the venue of such suit, action or proceeding brought in such a court or that such a court is an inconvenient forum. The parties agree that it is their intent and desire that the provisions of this Agreement be enforced to the fullest extent permitted under applicable law, whether now or hereafter in effect, and therefore, to the extent permitted by applicable law, the parties hereto waive any provision of applicable law that would render any provision of this paragraph 3 invalid or unenforceable.

          (j) Notwithstanding anything in this paragraph 3 to the contrary, nothing in this paragraph 3 shall prohibit or restrict Executive from being employed by one of the five largest shipyards in the United States, as long as Executive is not involved in any manner in any products or services similar to products or services provided or offered by the Companies to their customers, or for which any of the Companies has submitted a bid, within five years prior to the date of termination of employment.

     4. Term; Termination; Rights on Termination. Executive's term of employment under this Agreement shall begin on the Start Date and continue until December 31, 2004 (the "Initial Term") and, unless terminated sooner as herein provided, shall continue thereafter at Executive's and Company's mutual election on a year-to-year basis on the same terms and conditions contained herein in effect as of the time of renewal (the "Extended Term"); provided, however, upon a Change in Control of the Company, the term of this Agreement shall automatically continue following such Change in Control for a period equal to the then remaining term or two years, whichever period is longer, unless earlier terminated as provided in paragraph 11. This Agreement and Executive's employment may be terminated in any one of the following ways:

          (a) Death. The death of Executive shall immediately terminate this Agreement with no severance compensation due Executive's estate; provided, however, all Nonvested Shares, if any, shall immediately vest in full.

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          (b)  Disability. If Executive becomes entitled to receive benefits under an insured long-term disability plan of the Company that includes its officers, the Company may terminate Executive's employment hereunder with no severance compensation due Executive; provided, however, all Nonvested Shares, if any, shall immediately vest in full.

          (c) Cause. The Company may terminate this Agreement and Executive's employment 10 days after written notice to Executive for "Cause," which shall be: (1) Executive's willful, material and irreparable breach of this Agreement (which remains uncured 10 days after receipt of written notice);
     (2) Executive's gross negligence in the performance or intentional nonperformance (in either case continuing for 10 days after receipt of written notice of need to cure) of any of Executive's material duties and responsibilities hereunder; (3) Executive's dishonesty or fraud with respect to the business, reputation or affairs of the Company which materially and adversely affects the Company (monetarily or otherwise); or
     (4) Executive's conviction of a felony crime involving moral turpitude. In the event of a termination for Cause, Executive shall have no right to any severance compensation.

          (d) Without Cause. Executive may only be terminated without Cause by the Company during either the Initial Term or Extended Term if such termination is approved by at least 51% of the members of the Board. Should Executive be terminated by the Company without Cause or should Executive terminate with Good Reason, then:

               (i) Subject to paragraph 3(h), Executive shall receive from the Company the equivalent of one year of base salary at the rate then in effect if the remaining term of the contract is one year or less, and two years of base salary at the rate then in effect if the remaining term of the contract is greater than one year, payable ratably over a one-year period;

               (ii) All Nonvested Shares and any stock options immediately shall be vested in full, and

               (iii) Executive shall be vested in all unvested amounts to the fullest extent permitted under the Company's 401(k) plan.

          Executive shall have "Good Reason" to terminate his employment hereunder upon the occurrence of any of the following events, unless such event is agreed to in writing by Executive: (a) Executive is demoted by means of a material reduction in authority, responsibilities or duties to a position of less stature or importance within the Company than the position described in paragraph 1(a) hereof; (b) Executive's annual base salary as then in effect is reduced; (c) the relocation of the Company's principal executive offices to a location outside the Morgan City, Louisiana area, or the Company's requiring Executive to relocate anywhere other than the Company's principal executive offices; or (d) the Company's requiring Executive to change his principal residence from the address set forth in paragraph 16.

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     If termination of Executive's employment arises out of the Company's failure to pay Executive on a timely basis the amounts to which he is entitled under this Agreement or as a result of any other breach of this Agreement by the Company, as determined by a court of competent jurisdiction or pursuant to the provisions of paragraph 18 below, the Company shall pay all amounts and damages to which Executive may be entitled as a result of such breach, including interest thereon and all reasonable legal fees and expenses and other costs incurred by Executive to enforce his rights hereunder. Further, none of the provisions of paragraph 3 shall apply in the event this Agreement is terminated as a result of a breach by the Company.

     Upon termination of this Agreement for any reason provided above, in addition to the above payments, if any, Executive shall be entitled to receive all compensation earned and all benefits and reimbursements due through the effective date of termination, paid to Executive in a lump sum on the effective date. All other rights and obligations of the Company and Executive under this Agreement shall cease as of the effective date of termination, except that the Executive's obligations under paragraphs 3, 5, 6, 7 and 8 herein shall survive such termination in accordance with their terms.

     5. Return of Company Property. All records, designs, patents, business plans, financial statements, manuals, memoranda, lists, and other property delivered to or compiled by Executive by or on behalf of the Company or any of the Companies or their representatives, vendors or customers which pertain to the business of the Company or any of the Companies, shall be and remain the property of the Company or the Companies, as the case may be, and be subject at all times to their discretion and control. Likewise, all correspondence, reports, records, charts, advertising materials, and other similar data pertaining to the business, activities or future plans of the Company of the Companies which is collected by Executive, shall be delivered promptly to the Company without request by it upon termination of Executive's employment.

     6. Inventions. Executive shall disclose promptly to the Company any and all significant conceptions and ideas for inventions, improvements and valuable discoveries, whether patentable or not, which are conceived or made by Executive, solely or jointly with another, during the period of employment or within one year thereafter, if conceived during employment, and which are directly related to the business or activities of the Company and which Executive conceives as a result of his employment by the Company. Executive hereby assigns and agrees to assign all his interests therein to the Company or its nominee. Whenever requested to do so by the Company, Executive shall execute any and all applications, assignments or other instruments that the Company shall deem necessary to apply for and obtain Letters Patent of the United States or any foreign country or to otherwise protect the Company's interest therein.

     7. Trade Secrets. Executive agrees that he will not, during or after the term of this Agreement, disclose the specific terms of the Company's relationships or agreements with their respective significant vendors or customers or any other significant and material trade secret of the Company, whether in existence or proposed, to any person, firm, partnership, corporation or business for any reason or purpose whatsoever.

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     8.   Confidentiality.

          (a) Executive acknowledges and agrees that all Confidential Information (as defined below) of the Company is confidential and a valuable, special and unique asset of the Company that gives the Company an advantage over its actual and potential, current and future competitors. Executive further acknowledges and agrees that Executive owes the Company a fiduciary duty to preserve and protect all Confidential Information from unauthorized disclosure or unauthorized use, that certain Confidential Information constitutes "trade secrets" under applicable laws, and that unauthorized disclosure or unauthorized use of the Company's Confidential Information would irreparably injure the Company.

          (b) Both during the term of Executive's employment and after the termination of Executive's employment for any reason (including wrongful termination), Executive shall hold all Confidential Information in strict confidence, and shall not use any Confidential Information except for the benefit of the Company, in accordance with the duties assigned to Executive. Executive shall not, at any time (either during or after the term of Executive's employment), disclose any Confidential Information to any person or entity (except other employees of the Company who have a need to know the information in connection with the performance of their employment duties), or copy, reproduce, modify, decompile or reverse engineer any Confidential Information, or remove any Confidential Information from the Company's premises, without the prior written consent of the Chairman of the Company, or permit any other person to do so. Executive shall take reasonable precautions to protect the physical security of all documents and other material containing Confidential Information (regardless of the medium on which the Confidential Information is stored). This Agreement applies to all Confidential Information, whether now known or later to become known to Executive.

          (c) Upon the termination of Executive's employment with the Company for any reason, and upon request of the Company at any other time, Executive shall promptly surrender and deliver to the Company all documents and other written material of any nature containing or pertaining to any Confidential Information and shall not retain any such document or other material. Within five days of any such request, Executive shall certify to the Company in writing that all such materials have been returned.

          (d) As used in this Agreement, the term "Confidential Information" shall mean any information or material known to or used by or for the Company (whether or not owned or developed by the Companies and whether or not developed by Executive) that is not generally known to persons in the Business. Confidential Information includes, but is not limited to, the following: all trade secrets of the Companies; all information that the Companies have marked as confidential or have otherwise described to Executive (either in writing or orally) as confidential; all nonpublic information concerning the Companies' products, services, prospective products or services, research, product designs, prices, discounts, costs, marketing plans, marketing techniques, market studies, test data, customers, customer lists and records, suppliers and contracts; all business records and plans; all personnel files; all financial information of or concerning the Companies; all information relating to operating system software, application

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     software, software and system methodology, hardware platforms, technical information, inventions, computer programs and listings, source codes, object codes, copyrights and other intellectual property; all technical specifications; any proprietary information belonging to the Companies; all computer hardware or software manuals; all training or instruction manuals; and all data and all computer system passwords and user codes.

     9. No Prior Agreements. Executive hereby represents and warrants to the Company that the execution of this Agreement by Executive, his employment by the Company and the performance of his duties hereunder will not violate or be a breach of any agreement with a former employer, client or any other person or entity. Further, Executive agrees to indemnify the Company for any claim, including, but not limited to, reasonable attorneys' fees and expenses of investigation, for any such third party that such third party may now have or may hereafter come to have against the Company based upon or arising out of any non-competition agreement, invention or secrecy agreement between Executive and such third party which was in existence as of the date of this Agreement.

     10. Assignment; Binding Effect. Executive understands that he has been selected for employment by the Company on the basis of his personal qualifications, experience and skills. Executive agrees, therefore, that he cannot assign all or any portion of his performance under this Agreement. The Company will require any successor, by agreement in form and substance reasonably acceptable to Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Subject to the preceding, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective heirs, legal representatives, successors and assigns.

     11.  Change in Control.

          (a) In the event a Change in Control is initiated or occurs during the Initial Term or Extended Term, then the provisions of this paragraph 11 shall be applicable.

          (b) If, on or within two years following the effective date of a Change in Control, the Company terminates Executive's employment other than for Cause or Executive terminates his employment for Good Reason, or if Executive's employment with the Company is terminated by the Company within six months before the effective date of a Change in Control and it is reasonably demonstrated by Executive that such termination (i) was at the request of a third party who has taken steps reasonably calculated to effect a Change in Control, or (ii) otherwise arose in connection with or in anticipation of a Change in Control, then Executive shall receive from
     Company:

               (i) in a lump sum payment due on the later of the effective date of Executive's termination or the Change in Control, as the case may be, the equivalent of three times the sum of (A) Executive's base salary at the rate in effect on Executive's termination date, plus (B) the last bonus received by Executive during the twelve months preceding the Change in Control; and

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               (ii)   all options granted pursuant to paragraph 2(c)
          automatically shall become fully vested immediately prior to the Change in Control (or such earlier time as set by the Board or committee administering the Plan).

          (c) Notwithstanding anything in this Agreement to the contrary, a termination pursuant to paragraph 11(b) shall operate to automatically waive in full the noncompetition restrictions imposed on Executive pursuant to paragraph 3(a).

          (d) If it shall be determined that any payment made or benefit (a "Payment") provided to Executive, whether or not made or provided pursuant to this Agreement and whether or not upon a Change in Control as defined herein, is subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended, or any successor thereto, the Company shall pay Executive an amount of cash (the "Additional Amount") such that the net after-tax benefit received by Executive after paying all applicable taxes on such Payment and the Additional Amount shall be equal to the net after-tax amount that Executive would have received with respect to the Payment if Section 4999 had not been applicable.

     12. No Mitigation or Offset. Executive shall not be required to mitigate the amount of any Company payment provided for in this Agreement by seeking other employment or otherwise. The amount of any payment required to be paid to Executive by the Company pursuant to this Agreement shall not be reduced by any amounts that are owed to the Company by Executive, or by any setoff, counterclaim, recoupment, defense or other claim, right or action.

     13. Release. Notwithstanding anything in this Agreement to the contrary, Executive shall not be entitled to receive any payments pursuant to this Agreement unless Executive has executed a general release of all claims Executive may have against the Company and its affiliates in a form of such release reasonably acceptable to the Company and such release has become final.

     14. Indemnification. In the event Executive is made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by the Company against Executive), by reason of the fact that he is or was performing services under this Agreement, then the Company shall indemnify Executive against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement, as actually and reasonably incurred by Executive in connection therewith. In the event that both Executive and the Company are made a party to the same third-party action, complaint, suit or proceeding, the Company agrees to engage competent legal representation, and Executive agrees to use the same representation, provided that if counsel selected by the Company shall have a conflict of interest that prevents such counsel from representing Executive, Executive may engage separate counsel and the Company shall pay all reasonable attorneys' fees and reasonable expenses of such separate counsel. Further, while Executive is expected at all times to use his best efforts to faithfully discharge his duties under this Agreement, Executive cannot be held liable to the Company for errors or omissions made in good faith where Executive has not exhibited gross, willful and wanton negligence and misconduct nor performed criminal and fraudulent acts which materially damage the business of the Company.

     15. Complete Agreement. Executive has no oral representations, understandings or agreements with the Company or any of its officers, directors or representatives covering the same subject matter as this Agreement. This written Agreement is the final, complete an exclusive statement and expression of the agreement between the Company and Executive and of all the terms of this Agreement, and it cannot be varied, contradicted or supplemented by evidence of any prior or contemporaneous oral or written agreements. This written Agreement may not be later modified except by a further writing signed by a duly authorized officer of the Company and Executive, and no term of this Agreement may be waived except by writing signed by the party waiving the benefit of such term. Without limiting the generality of the foregoing, either party's failure to insist on strict compliance with this Agreement shall not be deemed a waiver thereof.

     16. Notice. Whenever any notice is required hereunder, it shall be given in writing addressed as follows:

       To the Company:   Conrad Industries, Inc.
                         150 Front St.
                         P. O. Box 790
                         Morgan City, Louisiana 70381
                         Attn: Kenneth G. ("Jerry") Myers, Jr.

       To Executive:     Lewis J. Derbes, Jr.
                         4513 Senac Drive
                         Metairie, LA 70003

Notice shall be deemed given and effective on the earlier of three days after the deposit in the U.S. mail of a writing addressed as above and sent first class mail, certified, return receipt requested, or when actually received. Either party may change the address for notice by notifying the other party of such change in accordance with this paragraph 16.

     17. Severability; Headings. If any portion of this Agreement is held invalid or inoperative, the other portions of this Agreement shall be deemed valid and operative and, so far as is reasonable and possible, effect shall be given to the intent manifested by the portion held invalid or inoperative. The paragraph headings herein are for reference purposes only and are not intended in any way to describe, interpret, define or limit the extent or intent of the Agreement or of any part hereof.

     18. Dispute Resolutions. Except with respect to injunctive relief as provided in paragraph 3(b), neither party shall institute a proceeding in any court or administrative agency to resolve a dispute between the parties before that party has sought to resolve the dispute through direct negotiation with the other party. If the dispute is not resolved within two weeks after a demand for direct negotiation, the parties shall attempt to resolve the dispute through mediation. If the parties do not promptly agree on a mediator, the parties shall request the Association of Attorney Mediators in Louisiana (or similar association) to appoint a mediator. If the mediator is unable to facilitate a settlement of the dispute within a reasonable period of time, as determined by the mediator, the mediator shall issue a written statement to the parties to that effect and any unresolved dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before a panel of three arbitrators in Morgan City, Louisiana in accordance with the rules of the American Arbitration Association then in effect. The arbitrators shall have the authority to order back-pay, severance compensation, vesting of options (or cash compensation in lieu of vesting options), reimbursement of costs, including those incurred to enforce this Agreement, and interest thereon in the event the arbitrators determine that Executive was terminated without disability or Cause, as defined in paragraphs 4(b) and 4(c), respectively, or that the Company has otherwise materially breached this Agreement. A decision by a majority of the arbitration panel shall be final and binding. Judgment may be entered on the arbitrators' award in any court having jurisdiction. The costs and expenses, including reasonable attorneys' fees of the prevailing party in any dispute arising under this Agreement, will be promptly paid by the other party.

     19. Governing Law. This Agreement shall in all respects be construed according to the laws of the State of Louisiana without regard to its conflicts of law provisions, except as expressly provided in paragraph 3(i) above with respect to the resolution of disputes arising under, or the Company's enforcement of, paragraph 3 of this Agreement.

     20. Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective for all purposes as of the Effective Date.

                                      CONRAD INDUSTRIES, INC.


                                      By:  /s/ Kenneth G. Myers, Jr.
                                           -------------------------
                                           Kenneth G. Myers, Jr.
                                           President and Chief Executive Officer


                                      EXECUTIVE


                                      /s/ Lewis J. Derbes, Jr.
                                      ------------------------
                                      Lewis J. Derbes, Jr.

                                         [Appendix A - Territorial Restrictions]

                                    [Appendix B - List of Company Benefit Plans]

                                       15